                                                                    EXHIBIT 99.1



                                               Financial Contact: Joel Kimbrough
                                                                    901.385.3621
                                        Investor Relations Contact: Kerry Finney
                                                                    901.381.7442


For Immediate Release


ACCREDO HEALTH, INC. ANNOUNCES THIRD QUARTER RESULTS

Memphis, TN, May 5, 2003 - Accredo Health, Incorporated (NASDAQ:ACDO) today reported results for the quarter and nine months ended March 31, 2003. Revenues for the quarter increased 105% to $366.6 million compared to $178.5 million for the same period in fiscal 2002. Revenues for the nine months increased 126% to $1,052.7 million compared to $465.3 million for the same period in fiscal 2002. The company's net loss for the quarter was $17,769,000, or $0.37 per share, compared to net income of $8,988,000, or $0.22 per diluted share, for the same period in fiscal 2002. Net earnings for the nine months were $13,250,000, or $0.27 per diluted share, compared to $22,082,000, or $0.55 per diluted share, for the same period in fiscal 2002.

The third quarter and nine month results include a special charge of $58.5 million ($35.7 million after tax) to increase the allowance for doubtful accounts related to the accounts receivable of the SPS division. This charge reduced net income for the quarter and nine months ended March 31, 2003 by $35.7 million and earnings per share by $0.74. Excluding this charge, net earnings were $17,931,000, or $0.37 per diluted share, for the quarter and $48,950,000, or $1.01 per diluted share, for the nine months ended March 31, 2003. The attached financial statements include a table that summarizes the impact of the special charge on net income and diluted earnings per share computed in accordance with generally accepted accounting principles (GAAP).

David D. Stevens, Accredo's chief executive officer commented, "Although our sales growth slowed in the March quarter, our margins and level of expenses continue to meet or exceed our expectations. We believe that this slow down in revenue growth is a short-term issue. We have taken a number of actions to enhance our sales growth. We believe we have the appropriate number of staff and the right people to regain our momentum. Although we will not see significant results immediately from these adjustments, early indications suggest a positive impact. We believe our current business model is unique, which provides significant advantages in the market place both now and in the future."

Mr. Stevens further remarked, "In addition, we are excited about the FDA approval of Genzyme's new products, Aldurazyme(R) and Fabrazyme(R), and our continued relationship with the manufacturer. We will be assisting Genzyme in the launch of these two products during the June quarter, and we are excited about the opportunity to help serve these chronic patient populations. We believe our selection as one of the two specialty pharmacy providers for these medications continues to validate our niche strategy. In addition, we look forward to the potential approval and launch of other new drugs during the calendar year."

Joel R. Kimbrough, Accredo's chief financial officer added, "We are pleased with the continued improvement in our gross profit margins. For the quarter, gross profit margin improved to 20.8% compared to 16.5% in the same quarter last year and 20.2% in the December 2002 quarter. In addition, we generated $16.3 million of cash from operations in the March quarter, and we estimate that we will generate $60 to $65 million for the year ending in June 2003."

Mr. Kimbrough continued, "We announced on April 8, 2003 that we were lowering our estimates for the 2003 fiscal year to a range of $1.20 to $1.25 as a result of lower than anticipated revenues. In addition, we announced that we were examining the adequacy of the reserves of the accounts receivable, and that the impact of any potential charge was not reflected in the revised guidance. As a result of the $35.7 million after tax charge ($0.74 per share) discussed above, we are lowering our fiscal 2003 earnings per share estimate to a range of $0.58 to $0.60. Excluding the impact of the special charge, the earnings estimate range for fiscal 2003 would be $1.32 to $1.34. In addition, we estimate that for our fiscal year ending June 2004, we will achieve revenues in the $1.475 billion to $1.525 billion range and earnings per share of $1.53 to $1.58. These estimates do not include the revenues from Genzyme's new products, Aldurazyme(R) or Fabrazyme(R). In addition, these estimates assume no new indications for current product lines, potential new product lines or future acquisitions. Excluding the fiscal 2003 revenues from Bio-Technology General Corp.'s products Oxandrin(R) and Delatestryl(R) which we are now distributing on a consignment basis, the fiscal 2004 revenue estimate represents a 13% to 17% increase."

IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1) WHY DID YOU TAKE THE SPECIAL CHARGE IN THE MARCH QUARTER?

A1) We determined that the collection rates and other data used in the method for estimating the reserves for contractual expense and bad debts had not provided a sufficient reserve against the recorded accounts receivable for the SPS division, which we acquired on June 13, 2002. During the March quarter, we conducted an evaluation of the collection rates and other data used in the reserve estimation at June 13, 2002. As a result of the evaluation made in the March quarter, we recorded a charge to earnings of $58.5 million and increased the accounts receivable reserve for the same amount. If the collection rates and the other data we used in the method for estimating the reserves during the March quarter had also been used prior to sale of the SPS division, approximately $56.8 million of the charge would have been recorded as of June 13, 2002.

We had previously announced that we were working with our external auditors to determine the appropriate accounting method for an adjustment to the reserve if it was determined that an adjustment was needed. We had indicated that an increase in the reserve, if any, could result in an adjustment to the purchase price recorded by the company for the SPS acquisition or in a charge against the company's fiscal 2003 earnings. The additional reserve has been recorded as a charge to earnings in the March quarter.

Q2) WHY DID GROSS PROFIT MARGINS IMPROVE TO 20.8% IN THE MARCH QUARTER COMPARED TO THE 16.5% ACHIEVED IN THE SAME QUARTER LAST YEAR AND TO THE 20.2% GENERATED IN THE DECEMBER 2002 QUARTER?

A2) For the March quarter, gross profit margins improved to 20.8% compared to 16.5% in the same quarter last year. The improvement is primarily a result of product mix changes. We derived a larger percentage of our revenues from higher margin products in the March quarter when compared to the same quarter last year.

We also experienced a 60 basis point improvement in gross margin from 20.2% in the December quarter to 20.8% in the March quarter, which was higher than we had anticipated. Although most of our products have maintained a consistent gross profit margin, we did benefit from lower acquisition costs on some of the products we distribute.

Q3) WHY WERE GENERAL AND ADMINISTRATIVE EXPENSES 9.2% OF REVENUE COMPARED TO 6.6% IN THE SAME QUARTER LAST YEAR? WHAT IS THE OUTLOOK FOR FUTURE QUARTERS?

A3) The general and administrative expenses increased to 9.2% in the March quarter from 6.6% in the same quarter last year primarily as a result of product mix. Our higher margin products, which were a larger percentage of our total revenues in the March 2003 quarter, have higher general and administrative expenses than many of the other product lines we distribute. We expect G&A as a percentage of total revenues to increase to a range of 9.5% to 10.0% in the fourth quarter as the revenues from the seasonal drug Synagis(R) decrease significantly.

Q4) WHY WAS BAD DEBT EXPENSE 2.1% OF REVENUE COMPARED TO 1.0% IN THE SAME QUARTER LAST YEAR?

A4) The increase in bad debts as a percentage of revenues is primarily due to the SPS acquisition, which resulted in an increase in the percentage of our revenues that were reimbursed by major medical benefit plans versus prescription card benefits. The majority of the reimbursements provided by major medical benefit plans are subject to much higher co-payment and deductible amounts resulting in higher bad debts.

Q5) WHY DOES THE REVENUE AND EARNINGS GUIDANCE INDICATE A SEQUENTIAL DECLINE FROM THE THIRD QUARTER TO THE FOURTH QUARTER?

A5) For fiscal year 2003, Synagis(R) will achieve revenues in the range of $75 to $80 million, a 20% to 25% increase over last year, which does not include the revenues recorded by our unconsolidated joint ventures. The majority of the Synagis(R) revenue and the related earnings are generated in the second and third quarters. We also previously announced that we would begin distributing Bio-Technology General Corp.'s products Oxandrin(R) and Delatestryl(R) on a consignment basis. Therefore, we will no longer record the revenue for the sale of these products. The transition to this new arrangement was completed in the March quarter. Revenues from Oxandrin(R) and Delatestryl(R) amounted to approximately $21 million in the March quarter. As a result of these events, we expect a sequential decline in both revenues and earnings in the fourth quarter.

Q6) WHAT IS THE STATUS OF THE PREVIOUSLY ANNOUNCED SALE OF THE INFERTILITY BUSINESS?

A6) On April 1, we sold the infertility business that was acquired as part of the BioPartners In Care, Inc. acquisition in December 2001. In connection with the sale, we have entered into an agreement with the buyer to provide pharmacy and back office services for a period of up to 180 days while the buyer obtains necessary licenses and contracts. During this transition period, we will continue to recognize revenue from the sale of infertility products which amounted to approximately $1.8 million in the March quarter.

Q7) WHAT IS THE STATUS OF THE SPECIALTY PHARMACY INJECTABLE CONTRACT WITH AETNA?

A7) We are pleased to announce that we have extended our contract with Aetna under the current terms of the agreement.

As previously announced, the Company's conference call to discuss the third quarter results is scheduled for Monday, May 5, 2003, at 9:00 a.m. CDT. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CDT on May 5, 2003. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. Both the re-play of the call and the Internet playback option will be available until May 16, 2003 at 5:00 p.m. CDT. To access the replay call, dial 402-220-2491 and enter the code 16187177. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating the SPS division, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Quarterly Report on Form 10-Q for its quarter ended December 31, 2002.

                          ACCREDO HEALTH, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                               (UNAUDITED)                    (UNAUDITED)
                                                            NINE MONTHS ENDED            THREE MONTHS ENDED
                                                                 MARCH 31,                     MARCH 31,
                                                          2003             2002          2003           2002
Net patient revenues                                  $ 1,024,132    $   451,408    $   357,828    $   173,563
Other revenue                                              27,259         12,478          8,336          4,362
Equity in net income of joint ventures                      1,345          1,445            405            572
                                                      --------------------------    --------------------------
Total revenues                                          1,052,736        465,331        366,569        178,497
Cost of sales                                             836,938        391,766        290,267        148,995
                                                      --------------------------    --------------------------
Gross profit                                              215,798         73,565         76,302         29,502

General & administrative                                   97,174         31,154         33,761         11,851
Bad debts                                                  21,985          3,826          7,743          1,770
Special charges(1)                                         58,500             --         58,500
Depreciation and amortization                               8,658          2,369          3,085            907
                                                      --------------------------    --------------------------
Income (loss) from operations                              29,481         36,216        (26,787)        14,974

Interest income (expense), net                             (6,084)           838         (2,014)            38
Minority interest in consolidated subsidiary               (1,510)          (966)          (507)          (333)
                                                      --------------------------    --------------------------
Net income (loss) before income taxes                      21,887         36,088        (29,308)        14,679
Provision for income tax expense (benefit)                  8,637         14,006        (11,539)         5,691
                                                      --------------------------    --------------------------

Net income (loss)                                     $    13,250    $    22,082    $   (17,769)   $     8,988
                                                      ==========================    ==========================

Earnings (loss) per share:
    Basic                                             $      0.28    $      0.56    $     (0.37)   $      0.23
    Diluted                                           $      0.27    $      0.55    $     (0.37)   $      0.22

Weighted average shares outstanding:
    Basic                                              47,419,325     39,113,457     47,698,820     39,262,335
    Diluted                                            48,488,663     40,459,524     48,541,507     40,718,429

(1) The company recorded a special charge in the March 2003 quarter to increase the allowance for doubtful accounts related to the accounts receivable of the SPS division.

THE FOLLOWING TABLE SUMMARIZES THE IMPACT OF THE SPECIAL CHARGE ON NET INCOME AND DILUTED EARNINGS PER SHARE COMPUTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP).

                                                              (UNAUDITED)                     (UNAUDITED)
                                                            NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                MARCH 31,                      MARCH 31,
                                                           2003          2002             2003          2002
Net income (loss) computed in accordance with GAAP       $ 13,250       $ 22,082       $(17,769)      $  8,988
Add back special charge, net of income tax benefit         35,700             --         35,700             --
                                                         -----------------------       -----------------------
  Adjusted net income                                    $ 48,950       $ 22,082       $ 17,931       $  8,988
                                                         =======================       =======================

Diluted earnings (loss) per share (GAAP)                 $   0.27       $   0.55       $  (0.37)      $   0.22
Add back special charge, net of income tax benefit           0.74             --           0.74             --
                                                         -----------------------       -----------------------
  Adjusted diluted earnings per share                    $   1.01       $   0.55       $   0.37       $   0.22
                                                         =======================       =======================


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                        (UNAUDITED)
                                                         MARCH 31,      JUNE 30,
                                                           2003           2002
Cash & cash equivalents                                  $ 32,062       $ 42,913
Accounts receivable, net                                  311,718        335,253
Other current assets                                      159,264        155,043
Fixed assets, net                                          30,650         23,796
Other assets                                              382,183        367,824
                                                         -----------------------
Total assets                                             $915,877       $924,829
                                                         =======================

Current liabilities                                      $228,704       $223,429
Long-term debt                                            182,500        224,688
Other liabilities                                           9,298          5,658
Stockholders' equity                                      495,375        471,054
                                                         -----------------------
Total liabilities and stockholders' equity               $915,877       $924,829
                                                         =======================



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)

                                                               (UNAUDITED)                   (UNAUDITED)
                                                            NINE MONTHS ENDED            THREE MONTHS ENDED
                                                                 MARCH 31,                     MARCH 31,
                                                           2003            2002           2003          2002
Net cash provided by (used in) operating activities      $ 48,650       $  3,472       $ 16,344       $ (5,481)
Net cash provided by (used in) investing activities       (35,133)       (52,738)       (22,545)        (9,259)
Net cash provided by (used in) financing activities       (24,368)        (4,151)         1,920            478
                                                         -----------------------       -----------------------
Increase (decrease) in cash and cash equivalents         $(10,851)      $(53,417)      $ (4,281)      $(14,262)
                                                         =======================       =======================